Exhibit 10.1

SEVERANCE AND TRANSITION AGREEMENT

This SEVERANCE AND TRANSITION AGREEMENT (this “Agreement”) is made and entered into as of August 9, 2021 (the “Effective Date”) by and between Graham Corporation (the “Company”) and James R. Lines (the “Executive”). The Company and the Executive are collectively referred to herein as the “Parties.”

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated August 1, 2006, as amended by that certain Amendment to Employment Agreement dated December 31, 2008 (such Employment Agreement, as amended, is referred to herein as the “Employment Agreement”); and

WHEREAS, the Executive is currently employed as the Company’s Chief Executive Officer; and

WHEREAS, the Executive wishes to voluntarily resign from his employment with the Company effective August 31, 2021, and the Company wishes to accept the Executive’s resignation and provide severance benefits to the Executive in recognition of his service to the Company; and

WHEREAS, the Company anticipates that it will hire a Chief Executive Officer to perform the duties currently performed by the Executive, beginning on or about the close of business on August 31, 2021; and

WHEREAS, the Parties recognize the importance of the Executive’s cooperation and assistance in facilitating the transfer of his knowledge and expertise to the new Chief Executive Officer in order to ensure a smooth transition; and

WHEREAS, in order to effectuate this resignation and transition, the Company and the Executive wish to enter into this Agreement which sets forth the terms that will govern the Executive’s resignation from the Company, the transition of his duties, and the post-employment obligations between and among the Parties.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants contained herein, the Parties agree as follows:

1.    Voluntary Resignation. The Executive shall and does resign from his employment with, and his membership on any Boards or committees of, the Company effective the close of business on August 31, 2021 (the “Separation Date”). If not terminated earlier pursuant to the terms of the Employment Agreement, the Company shall accept the Executive’s resignation as of the Separation Date.

2.    Employment Agreement. If not terminated earlier pursuant to the terms and conditions of the Employment Agreement, the Employment Agreement shall remain in full force and effect through the Separation Date. If not terminated earlier pursuant to the terms of the Employment Agreement, the Executive’s employment with the Company and the Employment Agreement shall terminate on the Separation Date. Notwithstanding the foregoing, this Agreement does not supersede the portions of any agreement or understanding with the Company applicable to the Executive’s conduct after the termination of Executive’s employment, including but not limited to the covenants of Executive contained in Section 10 of the Employment Agreement, which shall survive termination of the Employment Agreement and are incorporated herein by reference. For purposes of Section 10 of the Employment Agreement, the Executive acknowledges and agrees that his resignation is for reasons other than a material breach of the Employment Agreement by the Company and that Executive’s compliance with the terms of Section 10 of the Employment Agreement following his termination of employment with the Company is a material inducement for the Company to enter into this Agreement and provide the severance benefits described below.    The Executive acknowledges and agrees that he has and will receive good and valuable consideration in return for his post-termination covenants. In addition, Section 11 of the Employment Agreement entitled “Indemnification of Executive” shall survive termination of the Employment Agreement and is incorporated herein by reference.

3.    Future Cooperation. From the Effective Date of this Agreement through the Separation Date, the Executive shall do whatever is reasonably necessary to assure an orderly transition of his knowledge, expertise, work and responsibilities to the Company’s succeeding Chief Executive Officer, and to fully cooperate with these efforts. From the Separation Date through the end of the eighteen (18) month period following the Separation Date, the Executive shall, upon reasonable request of the Company, further cooperate with the transition of his knowledge, expertise, work and responsibilities, which may include promptly answering Company inquiries via email or telephone, and may also include brief visits to the Company to assist in the transition of his duties. The Parties agree that the time spent by the Executive on such transition assistance required by this Agreement after the Separation Date: is intended to be de minimis; shall not cause the Executive to be employed by the Company; and shall not entitle the Executive to compensation from the Company.

4.    Employee Benefits. If not terminated earlier pursuant to the terms and conditions of the Employment Agreement, the Executive’s employee benefits, including his enrollment in any the Company-provided health insurance or retirement benefits, shall terminate on the Separation Date. If applicable, the Executive shall receive by separate cover information regarding his rights to both health insurance continuation and his retirement benefits, if any. To the extent that the Executive has such rights, nothing in this Agreement shall impair those rights.

5.    Severance Benefits. Provided that the Executive: continues his employment through the Separation Date; complies with the terms and conditions set forth in the Employment Agreement, including but not limiting to complying with the covenants of the Executive contained in Section 10 of the Employment Agreement; and Executive executes (and does not revoke) a Waiver and General Release acceptable to the Company on or after his final day of employment with the Company; the Company shall provide the Executive with the severance benefits described below, which includes compensation and benefits to which he is not otherwise entitled.

a.    The Company shall pay the Executive a severance pay benefit in the gross amount equivalent to eighteen (18) months of the Executive’s current base salary, less applicable deductions and withholdings. This severance benefit will be paid in accordance with the Company’s regular payroll schedule and practices, commencing on or around the first regular pay period after the Separation Date. If the Executive dies prior to his receipt of the full payment required by this subparagraph, the Company will pay or provide the unpaid balance to the Executive’s surviving spouse (or, if that is not possible, to his estate).

b.    Provided that the Executive timely elects continuation health insurance coverage under COBRA, for the eighteen (18) month period following the Separation Date, the Company shall pay the entire amount of the Executive’s monthly health premiums, subject to the following terms and conditions. The Executive agrees and acknowledges that his continued participation in such benefits is conditioned upon the continued availability of such coverage and is subject to any changes that may be made to such coverage by the Company or applicable insurance companies. The Executive also agrees and acknowledges that the Company is only obligated to make premium payments for continuation of the same types and levels of coverage that the Executive had as of the Separation Date. If (i) the Executive obtains health insurance coverage from a subsequent employer; (ii) the Executive discontinues COBRA continuation coverage; (iii) the Executive dies; and/or (iv) the coverage is cancelled at any point during the eighteen (18) month period, the Company shall have no further obligations under this subsection.

c.    The Executive acknowledges that he may not execute and deliver the Waiver and General Release at any time before his employment with the Company ends. In the event that he does so, such execution shall be null and void and the Company may require the Executive to sign a valid Waiver and General Release thereafter as a condition precedent to his receipt of the severance benefits described in this Paragraph 5.

d.    Upon signing this Agreement, the Executive acknowledges and agrees that the severance benefits set forth in this Paragraph 5 are provided instead of and in lieu of any benefits the Executive would be eligible to receive under the Employment Agreement or any plan or policy provided to the Company’s employees regarding severance pay or benefits. In the event that the Executive makes a claim for benefits under the Employment Agreement or any such severance plan or policy, the Executive expressly agrees that his entitlement to such pay or benefits, if any, shall be reduced by the value of the pay and benefits provided in this Paragraph 5. The Executive further acknowledges and agrees that, in the absence of this Agreement, he is not entitled to the severance pay and benefits set forth in this Paragraph 5.

6.    Company Property. The Executive agrees that upon his separation from employment with the Company he shall return to the Company any and all documents (and all copies thereof) and other property belonging to the Company that he has in his possession or control, with the exception of any property that the Company specifically authorizes him in writing to retain. The Parties agree to confer in good faith in advance of the Separation Date to jointly identify and list any property of the Company that Executive is authorized to retain. The documents and property to be returned by the Executive include, but are not limited to, all files, correspondence, e-mail, memoranda, notes, notebooks, drawings, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, customer information, marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, facsimile machines, mobile telephones, laptops, and servers), credit cards, entry cards, identification badges and keys, as well as any materials of any kind which contain or embody any proprietary or confidential information of the Company or its subsidiaries or affiliates (and all reproductions thereof in whole or in part). The Executive agrees to make a diligent search to locate any such documents, property and information. If the Executive has used any personally-owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then no later than the Separation Date, the Executive shall provide the Company with a computer-useable copy of all such information, and then permanently delete and expunge such confidential or proprietary information from those systems.

7.    Confidentiality. The terms of this Agreement, and the severance pay and benefits being provided under it, are confidential and may not be disclosed by the Executive except that he may disclose this information to his spouse, attorney, accountant, or other professional advisor to whom he must make the disclosure in order for them to render professional services to him. The Executive agrees to instruct them, however, to maintain the confidentiality of this information just as he must.

8.    Remedies. In the event of a breach or threatened breach by the Executive of this Agreement, the Waiver and General Release, the covenants contained in Section 10 of the Employment Agreement, or any other agreement or understanding with the Company applicable to the Executive’s conduct after the termination of Executive’s employment, the Company may immediately stop payment of any unpaid severance pay and COBRA continuation insurance premium amounts otherwise due to the Executive until and unless such breach or threatened breach is cured by the Executive to the Company’s satisfaction. In the event that any dispute, controversy or claim arises between the Parties out of or in connection with this Agreement (or the Waiver and General Release) and is decided by a court of competent jurisdiction or other binding authority, the prevailing party in such dispute, controversy or claim, shall be entitled to recover from the other party its reasonable attorneys’ fees, costs and expenses incurred in its defense or prosecution of such dispute, controversy or claim (including temporary or permanent injunctive relief), in addition to any award of damages.

9.    No Admission of Liability. The Executive agrees that neither any payment under this Agreement, nor any term or condition of it, shall be construed by either the Executive or the Company, at any time, as an admission of liability or wrongdoing by the Company.

10.    Force Majeure. Neither party shall be liable for any delay in performance or non-performance in whole or in part to the extent caused by circumstances beyond the reasonable control of the party affected, including, without limitation, natural disaster, intervention by any governmental authority, pandemic, epidemic, labor strikes or shortages or inability to secure transportation services.

11.    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Executive may not assign this Agreement or any interest herein, in whole or in part, without the prior written consent of the Company, and if any such assignment is made without such consent, this Agreement shall be voidable at the sole discretion of the Company upon such assignment.

12.    Governing Law and Legal Proceedings. This Agreement shall be governed by and construed under the laws or the State of New York, without regard to the conflict of law principles thereof. Any action or proceeding brought by either party against the other arising out of or related to the Agreement shall be brought only in a state court of competent jurisdiction located in the County of Monroe, State of New York or the Federal District Court for the Western District of New York located in Monroe County, New York. The Executive hereby irrevocably consents to the personal jurisdiction of those courts and irrevocably waives any claim that such a forum is improper or inconvenient. If any provision of this Agreement should be deemed unenforceable, the remaining provisions shall, to the extent possible, be carried into effect, taking into account the general purpose and intent of this Agreement.

13.    Binding Nature. The rights and benefits of the Company under this Agreement shall be transferable to, or enforceable by or against, the Company’s successors and assigns. The Executive agrees that this Agreement also binds all persons who might assert a legal right or claim on his behalf, such as his heirs, personal representatives, and assigns, now and in the future.

14.    Counterparts. This Agreement may be signed by the parties in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

15.    Scope of Agreement. The Executive agrees that no promise, inducement, or other agreement not expressly contained or referred to in this Agreement has been made conferring any benefit upon him, and that this Agreement and the Employment Agreement constitute the sole and entire agreement of the Parties, and supersede all prior agreements and understandings between the Company and the Executive, and cannot be modified or changed by any oral or verbal promise or statement.

16.    Voluntary Agreement. The Executive agrees that he is voluntarily signing this Agreement, that he has not been pressured into agreeing to its terms and that he had enough information to decide whether to sign it. If, for any reason, the Executive believes that this Agreement is not entirely voluntary, or if he believes that he does not have enough information, then he should not sign this Agreement.

17.    Attorney Consultation. The Executive is advised to consult with an attorney of his choice before signing this Agreement. By signing this Agreement, the Executive acknowledges that he has had an opportunity to do so and has done so.

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signature page follows]

IN WITNESS WHEREOF, the Company and the Executive, intending to be bound by the terms and conditions hereof, have duly executed this Agreement as of the Effective Date.

GRAHAM CORPORATION

By:	/s/ Jeffrey Glajch
	Name:	Jeffrey F. Glajch
	Title:	Vice President - Finance & Administration, Chief Financial Officer and Corporate Secretary

By:	/s/ James R. Lines
	Name:	James R. Lines